GMAC
COMMERCIAL CREDIT LLC
1290 AVENUE OF THE AMERICAS - NEW YORK, NY 10104
212-408-7000

September 3, 1999

World Airways, Inc.
13873 Park Center Road, Suite 490
Herndon, VA 22071

Gentlemen:

Reference is made to the Restated and Amended Accounts Receivable Management and Security Agreement in effect between us with an effective date of March 23, 1998, as supplemented and amended from time to time (the "Agreement"). Initially capitalized terms not defined herein shall have the meanings ascribed to such terms in the Agreement.

It is hereby agreed by and between us that effective, as of the date hereof, the Agreement is hereby amended as follows:

Exhibit X to the Agreement is hereby amended by deleting the following phrase:
"1. MD11 spare parts and engines, except those listed on the Spare Parts Eligible Inventory Form.", and replacing it with the following phrase "1. MD11 spare parts and engines, except those listed on the monthly Spare Parts Eligible Inventory Form submitted monthly by the Borrower to the Lender" pursuant to the Agreement.

Except as herein specifically amended, the Agreement shall remain in full force and effect in accordance with its original terms, except as previously amended.

If the foregoing accurately reflects our understanding, kindly sign the enclosed copy of this letter and return it to our office as soon as practicable.

Very truly yours,
GMAC COMMERCIAL CREDIT LLC
(successor by merger to BNY FINANCIAL CORPORATION)

By:      ___________________
Title:   ___________________


AGREED AND ACCEPTED:
WORLD AIRWAYS, INC.
By:      ___________________
Title:   ___________________